Exhibit 99.2

Letter to RayzeBio Employees from Christopher Boerner, PhD, CEO of Bristol Myers Squibb

Dear RayzeBio Team,

On behalf of everyone at Bristol Myers Squibb, I am writing to share how excited we are about the proposed transaction.

We deeply admire what RayzeBio has accomplished, and all of us at BMS are impressed by your technology, differentiated platform, pipeline and innovation leadership in the rapidly growing field of radiopharmaceutical therapy (RPT). BMS has a long history of innovation in oncology, which includes pioneering new therapies and bringing important medicines to market to help patients globally. Over the past several decades, innovative cancer medicines have had a dramatic impact on disease outcomes, but there is more work to do. We are excited about the potential of RPT and believe that this new modality is positioned to transform the way certain cancers are treated.

Through this transaction, we intend to leverage our well-established presence in oncology and deep expertise in developing, commercializing and manufacturing drugs on a global scale to accelerate RayzeBio’s preclinical and clinical programs and advance your highly innovative radiopharmaceutical platform. We believe that together, we can help bring the transformative potential of RPT to even more patients.

With RayzeBio’s IPO in September and now this transaction, I recognize there has been a lot of change in a short time. We are excited to bring our companies together in a way that leverages your highly specialized expertise and skill, amplified by our global capabilities and infrastructure, to maximize the impact we can have on cancer care. While BMS and RayzeBio will continue to operate as separate and independent companies until the transaction closes, we will have leaders from both companies working together on a plan for this, and we look forward to sharing updates as planning progresses.

On behalf of all of my colleagues at BMS, we look forward to welcoming you to the team and together advancing our mission to improve the lives of people living with cancer.

Wishing you a very happy New Year.

Sincerely,

Christopher Boerner, PhD
Chief Executive Officer
Bristol Myers Squibb

***

Additional Information about the Tender Offer and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of RayzeBio or any other securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and an acquisition vehicle to be formed by Bristol Myers Squibb promptly following execution of the merger agreement (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file a tender offer statement on Schedule TO and RayzeBio will file a recommendation statement on Schedule 14D-9. The offer to purchase shares of RayzeBio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 TO BE FILED BY RAYZEBIO WITH THE SEC, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY RAYZEBIO’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE ALSO URGED TO READ ANY OTHER DOCUMENTS FILED BY EACH OF BRISTOL MYERS SQUIBB AND RAYZEBIO WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of these tender offer materials and such other documents containing important information about Bristol Myers Squibb and RayzeBio, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov, or by directing a request for such materials to the information agent for the offer, which will be named in the tender offer materials. Bristol Myers Squibb and RayzeBio make available free of charge at Bristol Myers Squibb’s website at www.bms.com/investors and RayzeBio’s website at investors.rayzebio.com, respectively, copies of materials they file with, or furnish to, the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding, among other things, the proposed acquisition of RayzeBio by Bristol Myers Squibb, the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of Bristol Myers Squibb’s acquisition of RayzeBio and the development and commercialization of RayzeBio’s product candidates, including the therapeutic and commercial potential of RYZ101 and RayzeBio’s other technologies and products in development. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond our control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of RayzeBio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for RayzeBio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this press release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Bristol Myers Squibb’s business and market, particularly those identified in the cautionary statement and risk factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q, and RayzeBio’s business, particularly those identified in the risk factors discussion in RayzeBio’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as well as other documents that may be filed by Bristol Myers Squibb or RayzeBio from time to time with the SEC. Neither Bristol Myers Squibb nor RayzeBio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.

Ken Song, MD
President and CEO

RayzeBio, Inc.
5505 Morehouse Dr, Suite 300
San Diego, CA 92121

Email ksong@rayzebio.com
Cell 415.412.5509

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